Exhibit 97.1

Last updated September 29, 2026

PUBLIC POLICY HOLDING COMPANY, INC.
CLAWBACK POLICY

Adopted by the Board: September 29, 2025

1.Purpose. The Board believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has, therefore, adopted this Policy, which provides for the recoupment of certain executive compensation in the event of an Accounting Restatement and is designed to comply with, and will be interpreted to be consistent with, the Applicable Rules.
2.Definitions.
a.“Accounting Restatement” means an accounting restatement by the Company due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required restatement to correct an error in the Company’s previously issued financial statements (i) that is material to the previously issued financial statements (i.e., a “Big R” restatement), or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).
b.“Accounting Restatement Date” means the earlier to occur of (i) the date on which the Board, or the officers of the Company authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date on which any court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in either case, regardless of whether or when the restated financial statements are filed with the SEC.
c.“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act, and Nasdaq Listing Rule 5608, in each case, as amended from time to time.
d.“Board” means the Board of Directors of the Company.
e.“Clawback Period” means the three completed fiscal years immediately preceding the Accounting Restatement Date as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years; provided, that a transition period lasting nine months or longer will count as a completed fiscal year for purposes determining the Clawback Period.
f.“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
g.“Committee” means the Compensation Committee of the Board.

h.“Company” means Public Policy Holding Company, Inc., a Delaware Corporation.
i.“Company Group” means the Company and each of its direct and indirect subsidiaries.
j.“Covered Executives” means the Company’s chairman, chief executive officer, chief financial officer, and principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer of the Company who performs a policy-making function, and any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent(s) or subsidiaries is deemed to be a Covered Executive if the executive officer performs policy-making functions for the Company. For purposes of this definition, policy-making functions are not intended to include policy-making functions that are not significant, and identification of a Covered Executive for purposes of this definition would include the minimum executive officers identified pursuant to Item 401(b) of Regulation S-K.
k.“Effective Date” means [•].
l.“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation Received by a Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by such Covered Executive had it been determined based on the restated amounts in such Accounting Restatement, as determined in the sole discretion of the Board based on all applicable facts and circumstances (including, without limitation, the time value of money, the gross amount of dividends or other distributions received by the Covered Executive in respect of the Incentive-Based Compensation, and any gain realized by the Covered Executive upon the subsequent disposition of any property received in connection with any Incentive-Based Compensation); provided, that (i) the amount of Erroneously Awarded Compensation must be computed without regard to any taxes paid by such Covered Executive; and (ii) for Incentive-Based Compensation Received by a Covered Executive based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, (A) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was Received, and (B) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange.
m.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
n.“Financial Reporting Measures” means any measures that are determined and presented in accordance with the accounting principles used in the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total stockholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC to be considered a Financial Reporting Measure.

o.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
p.“Policy” means this Clawback Policy, as it may be amended, restated, supplemented, or otherwise modified from time to time.
q.“Received” means, with respect to Incentive-Based Compensation, actual or deemed receipt of such compensation, and Incentive-Based Compensation will be deemed Received by a Covered Executive in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to deferral pursuant to a deferred compensation plan of the Company Group will be deemed Received by the Covered Executive for purposes of this Policy as of the date of deferral.
r.“SEC” means that U.S. Securities and Exchange Commission.
s.“Stock Exchange” means The Nasdaq Stock Market.
3.Administration. This Policy will be administered by the Board or, if so designated by the Board, the Committee, in which case references herein to the Board will be deemed references to the Committee. The Board has full and final authority to make all determinations under this Policy and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. The Board may consult with the Audit Committee in evaluating any determinations made pursuant to this Policy. Any determinations made by the Board will be final, conclusive, and binding on all persons, including the Company, its stockholders, and the Covered Executives. Any action or inaction by the Board with respect to a Covered Executive under this Policy in no way limits the Board’s actions or decisions not to act with respect to any other Covered Executive under this Policy or under any similar policy, agreement, or arrangement, nor will any such action or inaction serve as a waiver of any rights the that the Company Group may have against any Covered Executive, other than as set forth in this Policy. The Board may authorize and empower any officer or employee of the Company Group to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy, other than with respect to any recovery under this Policy involving such officer or employee.
4.Scope of Application. This Policy applies to Incentive-Based Compensation Received by a Covered Executive on or after the Effective Date and during any applicable Clawback Period if (a) such Incentive-Based Compensation was Received by the Covered Executive after beginning service as a Covered Executive, (b) the Covered Executive served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation, and (c) the Incentive-Based Compensation was Received by the Covered Executive while the Company had a class of securities listed on a national securities exchange or a national securities association.
5.Clawback Requirement. If the Company is required to prepare an Accounting Restatement, the Company Group must recover (and each Covered Executive must repay), reasonably promptly, each Covered Executive’s Erroneously Awarded

Compensation, except as provided in Section 7 of this Policy. The Company may recover Erroneously Awarded Compensation in any manner set forth in Section 6 of this Policy.
6.Clawback Methods.
a.The Board will determine, in its sole discretion, the timing and method for recovering each Covered Executive’s Erroneously Awarded Compensation in a reasonably prompt manner, which may include, without limitation, one or more of the following methods (applied individually or jointly):
i.requiring the Covered Executive to repay the Company Group in cash or other property determined to be acceptable by the Board;
ii.offsetting the Erroneously Awarded Compensation against any compensation otherwise owing by the Company Group to the Covered Executive or to be earned by the Covered Executive;
iii.cancelling outstanding vested or unvested cash or equity awards;
iv.cancelling or offsetting against any planned future cash or equity awards; and
v.taking any other remedial and recovery action authorized by law or contract.
b.If the Board determines that a Covered Executive has not complied with the terms of this Policy and promptly repaid the Covered Executive’s Erroneously Awarded Compensation in full pursuant to the recovery method elected by the Board, the Covered Executive will be required (in addition to repaying such amounts to the Company Group) to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with this Policy.
7.Exceptions to Clawback Requirement. Notwithstanding anything to the contrary in this Policy, the Company Group’s recovery obligation under this Policy will not apply to the extent that either the Committee or, if the determination is made by the Board, a majority of the independent directors serving on the Board, determines that such recovery would be impracticable and that one or more of the following applies:
a.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of the Erroneously Awarded Compensation; provided, that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company Group must (i) make a reasonable attempt to recover such Erroneously Awarded Compensation, (ii) document such reasonable attempt to recover, and (iii) provide that documentation to the Stock Exchange;
b.recovery would violate home country law where that law was adopted prior to November 28, 2022; provided, that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company Group must (i) obtain an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation and (ii) provide such opinion to the Stock Exchange; or

c.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of Section 401(a)(13) of the Code or Section 411(a) of the Code.
8.Indemnification. Notwithstanding the terms of any indemnification arrangement or insurance policy or contract with, or for the benefit of, any Covered Executive, the Company Group may not indemnify any Covered Executive against the loss of Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy, or against the requirement to reimburse the Company hereunder for expenses incurred by the Company in recovering Erroneously Awarded Compensation. No member of the Board who assists in the administration of this Policy will be liable for any action, determination, or interpretation made with respect to this Policy, and each member of the Board will be fully indemnified by the Company Group to the fullest extent under applicable law or Company Group policy with respect to such action, determination, or interpretation.
9.Acknowledgement Requirement. Each Covered Executive must sign and return to the Company, within 30 days following the later of (a) the Effective Date; and (b) the date on which the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A.
10.Required Disclosures. The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including any disclosures required by the SEC.
11.Adoption Date; Effective Date. This Policy was adopted by the Board on [       ], 2025, and will be effective as the Effective Date. The terms and conditions of this Policy will apply to Incentive-Based Compensation that is Received by any Covered Executive on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, or granted to the Covered Executive prior to the Effective Date.
12.Amendment; Termination. The Board may amend this Policy from time to time in its discretion. The Board may suspend, discontinue, or terminate this Policy at any time.
13.Other Recovery Rights. The Board intends that this Policy will be applied to the fullest permissible extent. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to be subject to and to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company Group pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company Group recovers from a Covered Executive pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or other recovery obligations, the amount such Covered Executive has already reimbursed the Company Group will be credited to the required recovery under this Policy.
14.Successors. This Policy will be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, and other legal representatives.
15.Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy will be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

EXHIBIT A
PUBLIC POLICY HOLDING COMPANY, INC.
CLAWBACK POLICY
Acknowledgement Form
By signing below, the undersigned acknowledges and agrees that the undersigned has received and reviewed a copy of the Public Policy Holding Company, Inc. Clawback Policy (the “Policy”). Any capitalized terms used in this Acknowledgement Form will have the meaning set forth in the Policy.
The undersigned further acknowledges and agrees that (i) the terms and conditions of the Policy, as it may be amended, restated, supplemented, or otherwise modified from time to time, will apply to the (a) undersigned’s outstanding awards of Incentive-Based Compensation and (b) any other awards of Incentive-Based Compensation Received by the undersigned during any Clawback Period, and (ii) the Policy, as it may be amended, restated, supplemented, or otherwise modified from time to time, will apply both during and after the undersigned’s employment with the Company Group.
In the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program, agreement, or arrangement under which any compensation has been granted, awarded, earned, or paid to the undersigned, the terms of the Policy will govern.
If it is determined by the Board that any of the undersigned’s Incentive-Based Compensation must be recovered by the Company Group, the undersigned agrees to promptly take any action necessary to effectuate such recovery as directed by the Board.

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Signature of Covered Executive        Date

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Printed Name of Covered Executive
A-1